As filed with the Securities and Exchange Commission on March 17, 2011

Registration Statement No. 333-164715

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

CEDAR SHOPPING CENTERS, INC.
(Exact name of registrant as specified in its charter)

Maryland	42-1241468
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)
44 South Bayles Avenue, Port Washington, NY  11050-3765
(516) 767-6492
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
Martin H. Neidell, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY  10038
(212) 806-5836
(Name, address, including zip code, and telephone number, of agent for service of process)
_______________________

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
_______________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer,  an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

PROSPECTUS

CEDAR SHOPPING CENTERS, INC.
5,000,000 Shares of Common Stock

Cedar Shopping Centers, Inc. (the “Company”) is offering a maximum of 5,000,000 shares of our $.06 par value common stock issuable through our Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), which was adopted by our Board of Directors on December 16, 2009, as amended by the Board of Directors on February 10, 2011.  The Plan provides you with a simple, convenient and low-cost method of investing cash dividends and optional cash payments in additional shares of common stock or making an initial investment in shares of common stock, as applicable.

All expenses of the Plan will be paid by the Company, as further described in “Description of the Plan” beginning at page 4 of this Prospectus.

The price of the shares purchased with reinvested dividends and optional cash payments, if any, will be an amount equal to the average of the high and low prices on the dividend payment date (for reinvestment of dividends) or the average of the high and low prices on the investment date (for optional cash payments) of the Company’s common stock on the New York Stock Exchange.

The Company’s common stock is traded on the New York Stock Exchange under the symbol “CDR.”

The Company has selected American Stock Transfer & Trust Company LLC (the “Plan Administrator”) to administer the Plan.  Registered shareholders of the Company may enroll in the Plan by completing an Enrollment Application, by contacting the Plan Administrator at 877-833-6706 or by enrolling online at www.amstock.com.  An interested investor that is not presently a registered shareholder of the Company, but desires to become a Participant by making an initial cash investment in the Company’s common stock, may join the Plan by completing an Enrollment Application and forwarding it, together with such initial investment, to the Plan Administrator or by enrolling online at www.amstock.com.  A broker, bank or other nominee may reinvest cash dividends and make optional cash payments on behalf of beneficial owners.

Investing in our common stock involves certain risks.  See “Risk Factors” beginning at page 3 of this Prospectus for a description of certain factors that you should consider prior to purchasing the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering.  Any representation to the contrary is unlawful.

The date of this Prospectus is March 17, 2011.
_____________________

ABOUT THIS PROSPECTUS

Cedar Shopping Centers, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 to register the Cedar Shopping Centers, Inc. common stock to be issued pursuant to the Dividend Reinvestment and Direct Stock Purchase Plan.  As allowed by SEC rules, this Prospectus does not contain all the information you can find in the registration statement or the exhibits thereto.  The registration statement, including its exhibits and schedules, contains additional relevant information about us and our common stock.  This Prospectus is part of the registration statement.

You should read this Prospectus together with additional information described under the heading “Where You Can Find More Information.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this Prospectus, and the information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Cedar’s Annual Report on Form 10-K for the year ended December 31, 2010.

2.	The description of Cedar’s common stock which is contained in Item 1 of our registration statement on Form 8-A, as amended, filed October 1, 2003 pursuant to Section 12 of the Exchange Act.

3.
The information contained in the section “Investment Policies and Policies With Respect to Certain Activities” contained in the Registration Statement on Form S-11 filed on August 20, 2003, as amended, SEC File Number: 333-108091.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Investor Relations
Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY 11050-3765
(516) 767-6492
http://www.cedarshoppingcenters.com

You should rely only on the information incorporated by reference or provided in this Prospectus.  We have not authorized anyone else to provide you with different information.  We are not making an offer of the common stock in any state where the offer is not permitted.  Do not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

THE COMPANY

We were organized in 1984 and elected to be taxed as a real estate investment trust, or REIT, in 1986.  We are a fully-integrated real estate investment trust that focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers predominantly in mid-Atlantic and Northeast coastal states.  At December 31, 2010, we owned and managed (both wholly-owned and in joint venture) a portfolio of 115 operating properties, aggregating approximately 14.5 million square feet of gross leasable area, or GLA.

We conduct our business through Cedar Shopping Centers Partnership, L.P., or the operating partnership, a Delaware limited partnership.  As of December 31, 2010, we owned approximately a 97.9% interest in the operating partnership.

Our principal executive offices are located at 44 South Bayles Avenue, Port Washington, NY 11050-3765.  Our telephone number is (516) 767-6492 and our website address is www.cedarshoppingcenters.com.

RISK FACTORS

Investing in our securities involves significant risks.  Please see the risk factors under the heading “Risk Factors” in our periodic reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference in this Prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this Prospectus and any prospectus supplement.  The risks and uncertainties we have described are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends.  While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control.  Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and vacating the premises); the continuing availability of suitable acquisitions, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.  For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements in this Prospectus and in documents incorporated by reference in this Prospectus, see the section entitled “Risk Factors” in this Prospectus, and in the documents incorporated by reference into this Prospectus.  The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this Prospectus to reflect any change in expectations, change in information, new information, future events or other circumstances on which such information may have been based.

DESCRIPTION OF THE PLAN

The provisions of the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) are set forth below in question and answer format.

Purpose

1.           What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of shares of the Company’s common stock and other interested investors with a simple, convenient and low cost method of investing cash dividends or optional cash payments, or both, to purchase additional shares of the Company’s common stock or to make an initial investment in the Company’s common stock, as applicable.

Advantages

2.   What are the options available to Participants?

Shareholders may purchase additional shares of the Company’s common stock by (i) having the cash dividends on all, or part, of their shares of the Company’s common stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of the Company’s common stock and investing in the Plan by making optional cash payments of not less than $100.00 per month and not more than $10,000 per month, or (iii) by investing their cash dividends and making such optional cash payments.

Interested investors that are not shareholders of the Company may make initial cash investments in the Company’s common stock of not less than $500.00 and not more than $10,000.

3.   What are the advantages of the Plan?

The Plan provides holders of record of shares of the Company’s common stock with a simple, convenient and low-cost method of investing cash dividends or optional cash payments, or both, to purchase additional shares of the Company’s common stock.  Persons not presently shareholders of the Company may become Participants by making initial cash investments of not less than $500.00 and not more than $10,000 to purchase shares of the Company’s common stock.  Full investment of dividends is possible under the Plan because the Plan permits fractions of shares (to three decimal places), as well as whole shares, to be purchased and credited to Participants’ accounts.  Regular statements of holdings provide simplified record keeping.  In addition, the custodial services provided in connection with the Plan serve to protect against loss, theft or destruction of certificates.

Administration

4.   Who administers the Plan for Participants?

The Company has selected American Stock Transfer & Trust Company LLC (the “Plan Administrator”) to administer the Plan.  All correspondence and questions regarding the Plan and/or your account should be directed as follows:

Please mail all inquiries to:

Cedar Shopping Centers, Inc.
c/o American Stock Transfer
& Trust Company LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: Shareholder Relations Department

Please mail all transaction requests to:

Cedar Shopping Centers, Inc.
c/o American Stock Transfer
& Trust Company LLC
P.O. Box 922
Wall Street Station
New York, NY 10269-0560
Attention: Plan Administration Department

Or visit the Plan Administrator’s website at:

www.amstock.com

Participation

5.   Who is eligible to participate?

All holders of record of shares of the Company’s common stock are eligible to participate in the Plan.  In order to be eligible to participate, beneficial owners of shares of the Company’s common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names.  In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial cash investment in the Company’s common stock of not less than $500.00 and not more than $10,000.  Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of plan.  Therefore, persons residing outside of the United States are responsible for complying with any such regulations.  The Company and the Plan Administrator reserve the right to prohibit or terminate participation of any stockholder or prospective stockholder if deemed necessary or advisable under any applicable laws or regulations.

6.   How does someone become a Participant?

An eligible shareholder may join the Plan by completing an Enrollment Application and returning it to the Plan Administrator, by contacting the Plan Administrator at 877-833-6706 or by enrolling online at www.amstock.com.  An interested investor that is not presently a shareholder of the Company, but desires to become a Participant by making an initial cash investment in the Company’s common stock, may join the Plan by completing an Enrollment Application and forwarding it, together with such initial investment, to the Plan Administrator or by making an investment online at www.amstock.com.

7.   When may a shareholder or an interested investor join the Plan?

A shareholder or other interested investor may join the Plan at any time and will remain a Participant until participation is terminated or all shares held in the Participant’s Plan account are sold.

8.   What does the Enrollment Application provide?

The Enrollment Application provides interested investors with the opportunity to purchase their initial shares of the Company’s common stock without a broker without any transaction costs through the Plan.  It also allows shareholders and other interested investors to purchase additional shares of the Company’s common stock through the reinvestment of dividends and/or monthly automatic deductions.  The options for dividend reinvestment are described below while information regarding monthly automatic deductions can be found in Question 16, “May Participants have additional investments automatically deducted from a bank account?” below.

9.   What are the options for dividend reinvestment?

The Enrollment Application provides for the purchase of additional shares of the Company’s common stock through the following options:

a.	If “Full Dividend Reinvestment” is selected, the Plan Administrator will reinvest the cash dividends payable on all shares held in the Participant’s Plan account and on all shares of the Company’s common stock registered in the Participant’s name. In addition, the Plan Administrator will invest in the Company’s common stock all of the cash dividends on all shares subsequently registered in the Participant’s Plan account, as well as any optional cash payments the Participant submits.

b.	If “Partial Dividend Reinvestment” is selected, the Plan Administrator will send a check representing the cash dividends payable on a specified number of shares held by the Participant and registered in the Participant’s name to the Participant as is designated in the appropriate space on the Enrollment Application. In addition, the Plan Administrator will invest the dividends on the remaining shares in accordance with the Plan, as well as any optional cash payments the Participant submits.

c.	If “Cash Payments Only (No Dividend Reinvestment)” is selected, the Plan Administrator will not invest any portion of the cash dividends due the Participant on shares held in the Participant’s Plan account or registered in the Participant’s name. The Plan Administrator will, however, invest any optional cash payments the Participant submits.

In the absence of instructions to the contrary, any new account being set up will result in full dividend reinvestment.

10.     How may Participants change investment options?

A Participant may change its investment option at any time by completing a new Enrollment Application and returning it to the Plan Administrator, by contacting the Plan Administrator at 877-833-6706 or by visiting the Plan Administrator’s website at www.amstock.com.  A change in investment option will be effective on the dividend payment date if the request is received by the Plan Administrator no later than the third business day preceding the related dividend record date.  If the request is received by the Plan Administrator after the third business day preceding the related dividend record date, the change may not be effective until the following dividend payment date.

Costs

11.     Are there any expenses associated with participation in the Plan?

The fees associated with enrollment and participation in the Plan are summarized in the chart below:

Transaction Fees
Dividend Reinvestment Fee	Paid by the Company
Optional Cash Reinvestment Fee	Paid by the Company
Sale/Termination Fee	$15.00 per transaction
Commissions on Sales	$0.10 per share
Commissions on Open-Market Purchases	$0.10 per share
Deposit of Certificate Fee	$7.50 per transaction
Returned Check Fee	$25.00 per check

In addition, see Question 25, “How does a Participant terminate participation in the Plan?” and Question 26, “May a portion of a Participant’s Plan shares be sold?” for further discussion of payment by Participants of brokerage costs associated with such termination of participation and sale of shares under the Plan.

Purchases

12.     How many shares of the Company’s common stock will be purchased for each Participant?

The number of shares to be purchased for a Participant’s account under the Plan will depend on the amount of a Participant’s dividends being reinvested, the amount of any optional cash payments and the price of the shares of the Company’s common stock.  Each Participant’s Plan account will be credited with that number of shares, including fractions (to three decimal places), equal to the total amount to be reinvested or invested through optional cash payments, divided by the applicable purchase price per share.

13.     What will be the price of shares of the Company’s common stock purchased under the Plan?

The purchase price for each share issued by the Company under the Plan out of its authorized but unissued shares of its common stock will be an amount equal to the average of the high and low prices on the dividend payment date (for reinvestment of dividends) or the average of the high and low prices on the investment date (for optional cash payments) of the Company’s common stock on the New York Stock Exchange.

The purchase price for each share purchased by the Plan Administrator on the open market will be an amount equal to the weighted average cost per share (including brokerage commissions, if any) paid by the Plan Administrator for such purchases on the dividend payment date (for reinvestment of dividends) or on the investment date (for optional cash payments) of the Company’s common stock.

14.         What is the source of shares purchased under the Plan?

Shares of the Company’s common stock purchased under the Plan will generally be issued by the Company out of its authorized but unissued shares of its common stock, although the Company retains the option to direct the Plan Administrator to purchase shares of the Company’s common stock in the open market.

15.         How are optional cash payments made?

Optional cash payments from existing shareholders may be made at any time and in varying amounts of not less than $100.00 per month and not more than $10,000 per month.  These amounts will be invested monthly on the first business day of each calendar month.  A shareholder may make an optional cash payment when enrolling in the Plan by enclosing a check (made payable to American Stock Transfer & Trust Company LLC) with the Enrollment Application.  Thereafter, optional cash payments may be submitted with the cash investment and other transaction form on the bottom of each statement of holdings.  Participants may also establish a monthly automatic debit of their authorized bank accounts.  In addition, Participants may invest online at www.amstock.com.  To invest online, simply access “Shareholder Account Access” and follow the prompt.  A Participant seeking to invest online will need to know the Participant’s ten digit account number as well as the Participant’s social security number to gain access to the Participant’s Plan account.

Interested investors that are not shareholders of the Company, but are submitting an Enrollment Application, must enclose an initial investment of not less than $500.00 and not more than $10,000 to purchase shares of the Company’s common stock.  In addition, interested investors may invest online at www.amstock.com.  To invest online, simply access “Invest Online” and follow the prompt.

In its sole discretion, the Company may waive the maximum limitations on optional cash payments by existing shareholders and initial purchases by interested investors that are not shareholders of the Company.

16.         May Participants have additional investments automatically deducted from a bank account?

Participants may authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association.  To authorize monthly automatic deductions, Participants should complete the applicable section of the Enrollment Application by indicating the dollar amount, the type of bank account, their bank account number, the name of the bank account and the U.S. Bank routing number and returning it to the Plan Administrator with a voided blank check or savings deposit slip attached.  In order to be effective for a particular month, a Participant’s authorization of monthly automatic deductions must be received by the Plan Administrator on or before the last business day of the month prior.  Funds will be debited from the Participant’s applicable bank account on the 25th of each month or the next business day and will be invested on the next investment date shares are purchased.  A Participant may terminate an automatic monthly withdrawal of funds or change the dollar amount, the bank account number, or the bank routing number by writing to the Plan Administrator at the address provided in Question 4 above.  Any changes or terminations will take effect in the same month, provided the request is received by the Plan Administrator at least seven business days prior to the date of the scheduled deduction.

17.         How are payments with “returned funds” handled?

In the event that any deposit is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such money null and void and shall immediately remove from the Participant’s Plan account shares, if any, purchased upon the prior credit of such money.  The Plan Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts.  If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant’s Plan account to satisfy the uncollected balance.  A $25.00 fee will be charged for any deposit returned unpaid.  Additional shares will be sold from the Participant’s Plan account in order to satisfy the returned check fee.

Reports to Participants

18.         What kinds of reports will be sent to Participants in the Plan?

Shareholders who participate in the Plan through the reinvestment of dividends will be sent a quarterly statement of their accounts and persons who participate through the investment of optional cash payments will be sent a transactional statement after each investment.  These statements of holdings will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of shares held for the Participant by the Plan Administrator, the number of shares registered in the name of the Participant, and an accumulation of the transactions for the calendar year to date.  Quarterly statements will be mailed as soon as practicable after the close of each quarter, and transactional statements will be mailed as soon as practicable after the transaction has been completed.  These statements are a Participant’s continuing record of the cost of its purchases and should be retained for income tax purposes.  The Plan Administrator will also send statements as soon as practicable after any other activity occurs on a Plan account such as a transfer, deposit, withdrawal or sale.

In addition, each Participant will receive copies of the same communications sent to every other holder of shares of the Company’s common stock, including the Company’s Annual Report, Notice of Annual Meeting and Proxy Statement and income tax information for reporting distributions (including dividends) paid by the Company.  Please notify the Plan Administrator promptly either in writing, by telephone or by visiting the Plan Administrator’s website at www.amstock.com if your address changes.

Dividends

19.         How are dividends credited to Participants’ accounts under the Plan?

On shares of the Company’s common stock for which a Participant has directed that dividends be reinvested, cash dividends will automatically be credited to a Participant’s Plan account and reinvested in additional shares of the Company’s common stock.  Participants who do not elect dividend reinvestment will receive cash dividends, if declared, by check as usual.  Shareholders who do not participate in the Plan will receive cash dividends, if declared, by check as usual.

20.         Will Participants be credited with dividends on fractions of shares?

Yes, and dividends will be paid on fractions of shares.

21.         Will certificates be issued for shares of Cedar common stock purchased under the Plan?

Unless requested by a Participant, certificates for shares of the Company’s common stock purchased under the Plan will not be issued.  Shares will be held in the name of the Plan Administrator or its nominees.  The number of shares credited to a Participant’s account under the Plan will be shown on such Participant’s statement of holdings.  This service protects against loss, theft or destruction of stock certificates.

Participants may obtain a certificate (at no cost) for any number of whole shares credited to an account under the Plan by contacting the Plan Administrator at 877-833-6706, utilizing the cash investment and other transaction form attached to each statement or visiting the Plan Administrator’s website at www.amstock.com.  Certificates are normally issued to Participants within five business days after receipt of the request.  The remaining whole shares and fractions of shares, if any, will continue to be credited to the Participant’s Plan account.  A request for issuance of Plan shares, including issuance of all of the shares in a Participant’s Plan account, will not constitute a termination of participation in the Plan by the Participant.  Termination may be effected only through the delivery to the Plan Administrator of a notice of termination as outlined in Question 25, “How does a Participant terminate participation in the Plan?”

Shares held by the Plan Administrator for the account of a Participant may not be pledged.  A Participant who wishes to pledge such shares must request that a certificate for such shares be issued in the Participant’s name.

Certificates for fractions of shares will not be issued under any circumstances.

22.         In whose name will certificates be issued?

A Participant’s account under the Plan will be maintained in the name in which its shares of the Company’s common stock were registered at the time the Participant enrolled in the Plan.  Consequently, if and when certificates for shares held under the Plan are issued, such certificates will be issued only in that name.  Certificates will be issued for whole shares only.

                 23.        May Participants add their certificate shares of Cedar common stock to their Plan account for safekeeping?

At the time of enrollment in the Plan or at any later time, Participants may use the Plan’s certificate safekeeping service to deposit any Company common stock certificates in their possession and registered in their names with the Plan Administrator.  To combine shares held in certificate form with shares held through the Plan, Participants must complete the cash investment and other transaction form from their statement of holdings or write a letter of instruction and submit it with their certificates to Cedar Shopping Centers, Inc. c/o American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, NY 11219.  The certificates do not need to be endorsed.  Participants should send their stock certificates by registered mail, return receipt requested, and insured for the value of the stock since they bear the risk of loss in transit.  There is a fee of $7.50 for this service.

24.         Can Participants transfer shares that they hold in the Plan to someone else?

Yes.  A Participant may transfer ownership of some or all of its shares held through the Plan.  A Participant may contact the Plan Administrator at 877-833-6706 or visit the Plan Administrator’s website at www.amstock.com for complete transfer instructions.  A Participant will be asked to send to the Plan Administrator written transfer instructions and to have its signature “Medallion Guaranteed” by a financial institution.  Most banks and brokers participate in the Medallion Guarantee program.  The Medallion Guarantee program ensures that the individual signing is in fact the owner of the shares in the Participant’s Plan account.  A notary is not sufficient.

A Participant may transfer shares to new or existing shareholders of the Company.  However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share.

Termination of Participation

25.         How does a Participant terminate participation in the Plan?

A Participant may terminate participation in the Plan at any time by contacting the Plan Administrator.  At any time, the Plan Administrator can, for any reason, in its sole discretion, require written confirmation of such a transaction request.  The Plan Administrator will honor a Participant’s notice of termination within five business days of receipt of the request.  If the notice of termination is received more than three business days prior to a dividend payment date, the account will be terminated and dividends will be paid out in cash.  If, however, the request to terminate is received less than three business days prior to a dividend payment date, then the dividend payable on such dividend payment date will be reinvested, but each subsequent dividend will be paid out in cash on the applicable dividend payment date.  The Plan Administrator may terminate a Participant’s Plan account for any reason by mailing a written notice of termination to the Participant 30 days prior to such termination.  The Plan account then will be terminated and all subsequent dividends will be paid to the Participant.  Upon termination, certificates for whole shares credited to a Participant’s account under the Plan will be issued to the Participant and a cash payment will be made for any fractional share at the then current market price.  However, in the Participant’s notice of termination of participation in the Plan, the Participant may, if the Participant desires, direct that all of the shares credited to its account in the Plan, whether whole or fractional, be sold.  Such sales will be made in the open market and the price per share will be the weighted average of all shares sold that day less a pro rata share of brokerage commissions.  Any brokerage fees, service fees, transfer taxes and other transaction expenses in connection with effecting such sales will be paid by the withdrawing Participant in accordance with the fee schedule set forth in Question 11, “Are there any expenses associated with participation in the Plan?” above.  The proceeds of the sale, net of such expenses, will be sent to the Participant.  A service charge of $15.00 will be assessed at the time a Participant withdraws from the Plan.

Former Participants may become Participants in the Plan again at any time by contacting the Plan Administrator.

Sales of Plan Shares

26.         May a portion of a Participant’s Plan shares be sold?

Participants may sell all or a portion of their shares of the Company’s common stock held in the Plan by contacting the Plan Administrator at 877-833-6706, completing and submitting the cash investment and other transaction form or visiting the Plan Administrator’s website at www.amstock.com.  The Plan Administrator will sell the requested number of shares for the Participant within five business days.  If, however, the request is to sell all shares held in the Plan and the request is received less than three business days prior to a dividend payment date, the Plan Administrator may not sell the shares until the dividend is reinvested for that Participant’s Plan account.  Shares will be sold through independent securities brokers selected by the Plan Administrator in its sole discretion.  At any time, the Plan Administrator can, for any reason, in its sole discretion, require written confirmation of such a transaction request.  Shares being sold for the Participant may be aggregated with those of other Plan Participants who have also requested sales.  In that case, the Participant will receive proceeds based on the weighted average sales price of all shares sold, less a pro rata share of brokerage commissions.  A check representing the proceeds of the sale of shares less any applicable transfer and other taxes and transaction expenses and commissions will be forwarded to the Participant as soon as practicable after settlement of the sale.  Once sale requests are submitted to the Plan Administrator, the requests are binding and cannot be retracted.

The Plan Administrator is not able to accept instructions to sell on a specific day or at a specific price.  If Participants prefer to have complete control over the exact timing and sales price, they can withdraw the shares they wish to sell and arrange for the sale of these shares through a securities broker of the Participant’s choice.

Tax Consequences of Participation in the Plan

27.         What are the federal income tax consequences of participation in the Plan?

Under the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), participation in the Plan will generally result in the following federal income tax consequences:

a.
In general, a distribution on shares of the Company’s common stock will be treated for federal income tax purposes as a distribution received by the Participant notwithstanding that it is used to purchase additional shares of the Company’s common stock pursuant to the Plan.  Accordingly, Participants purchasing additional shares of the Company’s common stock through the reinvestment of distributions will be treated as having received a distribution equal to the number of such additional shares multiplied by the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on the date of the distribution.  Conversely, Participants purchasing additional shares of the Company’s common stock through optional cash payments should not be treated as having received a distribution, except to the extent described in the immediately succeeding sentence.  The amount of any brokerage fees or commissions incurred by the Company on behalf of a Participant in connection with the purchases under the Plan (“Brokerage Fees”) may also constitute a distribution to such Participant for federal income tax purposes.  Although the matter is not free from doubt, the Company intends to take the position that costs of administering the Plan paid by the Company do not constitute a distribution to the Participants.

b.
A Participant’s tax basis in shares of the Company’s common stock acquired under the Plan will be equal to (i) the amount treated as a dividend for federal income tax purposes in the case where additional shares of the Company’s common stock are acquired through the reinvestment of dividends and (ii) the price paid for such shares, including Brokerage Fees, where additional shares of the Company’s common stock are acquired by existing Participants through optional cash payments.  The Participant’s holding period for shares of the Company’s common stock acquired under the Plan will commence on the day after the investment date.

c.
A Participant will not realize any taxable income upon the receipt of a certificate for full shares credited to the Participant’s Plan account.  A Participant will recognize gain or loss when a fractional share interest is liquidated or when the Participant sells or exchanges shares.  Such gain or loss will equal the difference between the amount which the Participant receives for such fractional share interest or such shares and the tax basis therefor.

d.
Dividend distributions with respect to common stock that are not capital gains dividends will generally be taxable as ordinary income to the extent made out of the Company’s current or accumulated earnings and profits.  Currently, the highest marginal individual tax rate on ordinary income is 35%, but this rate is scheduled to increase after 2012.  A lower 15% tax rate for “qualified dividend income” (currently in effect through 2012 under current law) will apply to dividend distributions made to non-corporate shareholders out of the Company’s current or accumulated earnings and profits (1) attributable to certain dividends received by the Company from taxable corporations and (2) to the extent attributable to income upon which the Company has paid corporate income tax.  In general, to qualify for the reduced rate on qualified dividend income, a shareholder must hold the Company’s stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the Company’s stock becomes ex-dividend.  Distributions to corporate shareholders, including amounts deemed distributed to corporate Participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Code.  Distributions in excess of Company’s current or accumulated earnings and profits would first reduce the tax basis of the common stock to which the dividend is attributable to the extent of that tax basis, and any excess over such tax basis would be treated as a gain from the disposition of such stock.

e.
In the event that the Company designates a part or the entire amount distributed as a capital gain dividend, the amount so designated should be treated by shareholders as long-term capital gain to the extent that such amount does not exceed the Company’s actual net capital gain for the taxable year.  However, if a shareholder has a capital gain dividend but disposes of all or part of his or her Company’s shares before holding them for six months, any loss on the sale or exchange of those shares is characterized as long-term capital loss, to the extent of the long-term capital gain from the capital gain dividend.  Long-term capital gains are generally taxable at maximum U.S. federal rate of 15% (through 2012) in the case of U.S. shareholders who are individuals, and 35% in the case of U.S. shareholders who are corporations.  Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. shareholders who are individuals, to the extent of previously claimed depreciation deduction.

In the case of Participants whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

The above is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Plan.  Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in the law) of their individual participation in the Plan.

Other Information

28.         What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividends or stock splits distributed by the Company on the shares purchased for and credited to the account of a Participant under the Plan will be added to the Participant’s Plan account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a Participant (including shares for which a Participant has directed that cash dividends be reinvested) will be mailed directly to such Participant in the same manner as to shareholders who are not participating in the Plan.

In the event the Company makes available to shareholders rights to purchase additional shares of the Company’s common stock or other securities, such rights will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their Plan accounts and registered in their names on the record date established for determining shareholders who are entitled to such rights.

Participants should recognize that transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

29.         How will a Participant’s shares be voted at meetings of shareholders?

The Plan Administrator will forward, as soon as practicable, any proxy solicitation materials to the Participant.  The Plan Administrator will vote any full and/or fractional shares of the Company’s common stock held in the Participant’s Plan account and registered in the Participant’s name in accordance with the Participant’s directions.  If Participants sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of their shares will be voted in accordance with the recommendations of the Company’s management.  If a Participant does not return a signed proxy to the Plan Administrator, or returns it unsigned, the Plan Administrator will not vote such shares.

30.         What is the responsibility of Cedar and the Plan Administrator under the Plan?

Neither the Company nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a Participant’s Plan account upon such Participant’s death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased or sold for the Participant’s Plan account, the times when purchases or sales are made or fluctuations in the market value of the Company’s common stock. Neither the Company nor the Plan Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

PARTICIPANTS SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

31.         May the Plan be changed or discontinued?

While the Plan is intended to continue indefinitely, the Company reserves the right to suspend or terminate the Plan at any time.  The Company also reserves the right to make modifications to the Plan.  Notice of such suspension, termination or modification will be sent to all Participants.

The Company intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of the Company’s common stock under the Plan.  However, the Company has no obligation to offer, issue or sell the Company’s common stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective.  Also, the Company may elect not to offer or sell the Company’s common stock under the Plan to participants residing in any jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable.  In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the shareholders and any optional cash payments received from such shareholder will be returned to such shareholder.

32.         Can checks be written against a Participant’s Plan account?

No.  A Participant may not draw checks or drafts against its Plan account.

USE OF PROCEEDS

To the extent that shares of the Company’s common stock are issued by the Company pursuant to the Plan, the net proceeds from the sale of such common stock will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of our existing properties.  To the extent shares of the Company’s common stock are purchased by the Plan Administrator in the open market pursuant to the Plan, the Company will not receive any proceeds.

LEGAL MATTERS

Stroock & Stroock & Lavan LLP of New York, New York will pass upon the validity of the issuance of the common stock offered hereby for us.

EXPERTS

The consolidated financial statements of Cedar Shopping Centers, Inc. appearing in Cedar Shopping Centers, Inc.’s Annual Report (Form 10-K), for the year ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of Cedar Shopping Centers, Inc.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC.  You may inspect and copy any document that we file at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois.  Any documents we file may also be available at the SEC’s site on the World Wide Web located at http://www.sec.gov.  For a fee you can obtain the documents by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933.  This Prospectus does not contain all of the information set forth in the registration statement.

CEDAR SHOPPING CENTERS, INC.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

____________________________

PROSPECTUS
____________________________

MARCH 17, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item14.                Other Expenses of Issuance and Distribution.

The following sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

Securities and Exchange Commission registration fee	$2,356.47
Printing and engraving expenses	$10,000.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$10,000.00
Blue Sky fees and expenses	$1,000.00
Miscellaneous expenses	$1,643.53

Total	$50,000.00

Item 15.               Indemnification of Directors and Officers.

We are a Maryland corporation.  Our Articles of Incorporation contain a provision limiting the liability of the directors and officers to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Code of Maryland.  Our Articles of Incorporation also contain a provision permitted under Maryland General Corporation Law eliminating (with limited exceptions) each director’s personal liability for monetary damages for breach of any duty as a director.  In addition, our Articles of Incorporation and Bylaws allow us to indemnify our directors and officers from certain liabilities and expenses, as well as advancement of costs, expenses and attorneys’ fees, to the fullest extent permitted under Maryland General Corporation Law.  Such rights are contract rights fully enforceable by each beneficiary thereof, and are in addition to, and not exclusive of, any other right to indemnification.

Item 16.               Exhibits.

*5	—	Opinion of Stroock & Stroock & Lavan LLP as to the legality of the common stock registered hereunder.
*23.1	—	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).
23.2	—	Consent of Ernst & Young LLP.
*24	—	Power of Attorney.

_________________
*Previously filed

Item 17.                       Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that subparagraphs (i), (ii) and (iii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of New York, on March 17, 2011.

CEDAR SHOPPING CENTERS, INC.

By:	/s/ Leo S. Ullman
Leo S. Ullman
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leo S. Ullman Leo S. Ullman	Chief Executive Officer (Principal Executive Officer), Chairman of the Board	March 17, 2011

/s/ Lawrence E. Kreider, Jr. Lawrence E. Kreider, Jr.	Chief Financial Officer (Principal Financial Officer)	March 17, 2011

/s/ Gaspare J. Saitta, II Gaspare J. Saitta, II	Chief Accounting Officer (Principal Accounting Officer)	March 17, 2011

* James J. Burns	Director	March 17, 2011

* Rags Davloor	Director	March 17, 2011

Richard Homburg	Director	March ___, 2011

* Pamela N. Hootkin	Director	March 17, 2011

Paul G. Kirk, Jr.	Director	March ___, 2011

* Everett B. Miller, III	Director	March 17, 2011

* Roger M. Widmann	Director	March 17, 2011

*By:	/s/ Leo S. Ullman
Leo S. Ullman,
Attorney-in-fact

EXHIBIT INDEX

Exhibits		Description	Page
*5	—	Opinion of Stroock & Stroock & Lavan LLP as to the legality of the common stock registered hereunder.
*23.1	—	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).
23.2	—	Consent of Ernst & Young LLP.
*24	—	Power of Attorney.

_________________
*Previously filed